Capital City Bank Group, Inc.

Reports First Quarter 2019 Results

TALLAHASSEE, Fla. (April 22, 2019) – Capital City Bank Group, Inc. (NASDAQ: CCBG) today reported net income of $6.4 million, or $0.38 per diluted share for the first quarter of 2019 compared to net income of $8.5 million, or $0.50 per diluted share for the fourth quarter of 2018, and $5.8 million, or $0.34 per diluted share for the first quarter of 2018.

Net income for the first quarter of 2018 included a $1.5 million, or $0.09 per diluted share tax benefit related to a 2017 plan year pension plan contribution.  Net income for the fourth quarter of 2018 included a $2.0 million, or $0.09 per diluted share, gain from the sale of a banking office and a $0.3 million, or $0.02 per diluted share, tax benefit from a tax accounting method change.

HIGHLIGHTS

•       Net interest income up 2.3% sequentially and 14.5% over prior year

•       Period-end loan growth of 1.2% sequentially and 8.1% over prior year

•       42 basis points cost of funds reflects the quality of our core deposit base (~ 38% noninterest bearing)

•       Continued efforts to restrain expense growth

•       Nonperforming assets down 24% sequentially and 35% from prior year

“The results of the first quarter were strong and a great start to the new year,” said William G. Smith, Jr., Chairman, President and CEO. “Loan growth finished strong – up $21 million quarter over quarter.  Four rate increases during 2018 and a strong core deposit base continue to positively impact our net interest income, which on a sequential basis, increased $600,000 as the higher rates roll through our earning asset portfolios.  Lowering our efficiency ratio is a top priority and we have multiple strategies in place to grow revenues and reduce expenses.  I am pleased to say that credit quality has returned to pre-crisis levels and our capital position is stronger today than it was then.  Florida is growing and we are once again on offense following a number of years playing defense after the crisis.  I am optimistic about 2019 and your management team will remain focused on implementing strategies that produce long-term value for our shareowners.”

Compared to the fourth quarter of 2018, the $2.1 million decrease in operating profit reflected a $1.7 million increase in noninterest expense, lower noninterest income of $0.7 million, and a $0.3 million increase in the loan loss provision, partially offset by higher net interest income of $0.6 million.

Compared to the first quarter of 2018, the $2.9 million increase in operating profit was attributable to higher net interest income of $3.1 million and noninterest income of $0.1 million, partially offset by higher noninterest expense of $0.3 million.

Our return on average assets (“ROA”) was 0.87% and our return on average equity (“ROE”) was 8.49% for the first quarter of 2019 compared to 0.81% and 8.14%, respectively, for the first quarter of 2018.

Discussion of Operating Results

Tax-equivalent net interest income for the first quarter of 2019 was $25.0 million compared to $24.5 million for the fourth quarter of 2018 and $21.9 million for the first quarter of 2018.  During the first quarter of 2019, overnight funds increased primarily due to seasonal growth in our public fund deposits and a higher balance of one large negotiated rate client.  The increase in tax-equivalent net interest income compared to the first quarter of 2018 reflected growth in the loan portfolio and higher rates earned on overnight funds, investment securities, and variable rate loans, partially offset by a higher cost on our negotiated rate deposits.

The federal funds target rate ended the first quarter of 2019 at a range of 2.25%-2.50%, with the most recent increase to the target rate occurring in December 2018.  These fed rate increases positively affected our net interest income due to favorable repricing of our variable and adjustable rate earning assets.  Although these increases resulted in higher rates paid on our negotiated rate deposit products, we continue to prudently manage our deposit mix and overall cost of funds, which was 42 basis points for the first quarter of 2019 compared to 31 basis points for the prior quarter.  In conjunction with our overall balance sheet management, we continue to review our deposit board rates to determine whether rate increases are appropriate. We have developed several new deposit products designed to help maintain existing relationships for clients seeking higher returns on their deposit balances.

Our net interest margin for the first quarter of 2019 was 3.75%, a decrease of six basis points compared to the fourth quarter of 2018 and an increase of 32 basis points over the first quarter of 2018.  The decrease in margin compared to the fourth quarter of 2018 was attributable to a higher level and less favorable mix of earning assets and an increase in cost of funds, primarily negotiated NOW and MMAs. All three factors were driven by the seasonal inflow of public fund deposits, which is anticipated in the first quarter of each year. The increase in the margin compared to the first quarter of 2018 was primarily due to loan growth and higher yields on our variable and adjustable rate earning assets, partially offset by higher rates on our negotiated rate deposits.

The provision for loan losses for the first quarter of 2019 was $0.8 million compared to $0.5 million for the fourth quarter of 2018 and $0.7 million for the first quarter of 2018.  The higher provision compared to the fourth quarter of 2018 was primarily attributable to higher net loan charge-offs.  At March 31, 2019, the allowance for loan losses of $14.1 million represented 0.78% of outstanding loans (net of overdrafts) and provided coverage of 280% of nonperforming loans compared to 0.80% and 207%, respectively, at December 31, 2018 and 0.80% and 181%, respectively, at March 31, 2018.

Noninterest income for the first quarter of 2019 totaled $12.6 million, a decrease of $0.7 million, or 5.2%, from the fourth quarter of 2018 and a $0.1 million, or 0.6%, increase over the first quarter of 2018.  The decrease from the fourth quarter of 2018 was primarily attributable to lower deposit fees and mortgage banking fees.

Noninterest expense for the first quarter of 2019 totaled $28.2 million, an increase of $1.7 million, or 6.4%, over the fourth quarter of 2018 and $0.3 million, or 1.0%, over the first quarter of 2018.  The increase over the fourth quarter was primarily attributable to higher other real estate expense of $2.0 million, partially offset by lower occupancy expense of $0.3 million.  The increase in other real estate expense reflected a $2.0 million gain on the sale of a banking office in the fourth quarter of 2018.  The decrease in occupancy expense was primarily attributable to lower maintenance expense for premises.

We realized income tax expense of $2.1 million for the first quarter of 2019 compared to $2.2 million for the fourth quarter of 2018 and an income tax benefit of $0.2 million for the first quarter of 2018.  Fourth quarter of 2018 income tax expense reflected a discrete tax benefit of $0.3 million related to a tax accounting method change for a cost segregation and depreciation analysis for various properties we own.  Income tax for the first quarter of 2018 included a discrete tax benefit of $1.5 million resulting from the effect of federal tax reform, on a pension plan contribution made in the first quarter of 2018 for the plan year 2017.  Absent discrete items, we expect our effective tax rate to approximate 24%.

Discussion of Financial Condition

Average earning assets were $2.705 billion for the first quarter of 2019, an increase of $150.3 million, or 5.9%, over the fourth quarter of 2018, and an increase of $112.3 million, or 4.3%, over the first quarter of 2018.  The change in average earning assets over both periods reflected a higher level of total deposits, resulting in a higher balance of overnight funds sold.

We maintained an average net overnight funds (deposits with banks plus fed funds sold less fed funds purchased) sold position of $265.7 million during the first quarter of 2019 compared to $80.8 million in the fourth quarter of 2018 and $240.9 million in the first quarter of 2018.  The increase in the average net overnight funds compared to both prior periods resulted from increases in all deposit types except money market accounts and certificates of deposit.

While average loans decreased slightly ($5.2 million, or 0.3%) when compared to the fourth quarter of 2018, they grew $132.8 million, or 8.1% when compared to the first quarter of 2018.  On an “as of” basis, loans grew $20.6 million and $134.9 million, respectively. The average decrease compared to the fourth quarter of 2018 primarily reflected declines in all loan types except commercial real estate and consumer loans.  During the first quarter 2019, we purchased principal balances of $10.3 million in commercial real estate loans and $4.4 million in residential real estate loan pools, which partially offset the decline in quarterly loan production.  Average growth over the first quarter of 2018 was experienced in all loan categories, with the exception of home equity loans. A portion of this growth compared to the first quarter 2018 was attributable to $36.8 million in principal balances of several loan pool purchases ($22.1 million in 2018 and $14.7 million in the first quarter of 2019).  All loan purchases are individually reviewed and evaluated in accordance with our credit underwriting standards.

Nonperforming assets (nonaccrual loans and OREO) totaled $6.9 million at March 31, 2019, a decrease of $2.2 million, or 23.6%, from December 31, 2018 and $3.7 million, or 34.7%, from March 31, 2018.  Nonaccrual loans totaled $5.0 million at March 31, 2019, a $1.8 million decrease from December 31, 2018 and a $2.3 million decrease from March 31, 2018.  Nonaccrual loan additions totaled $2.5 million for the first quarter of 2019 compared to $3.1 million for the fourth quarter of 2018 and $1.8 million for the first quarter of 2018.  The balance of OREO totaled $1.9 million at March 31, 2019, a decrease of $0.4 million and $1.4 million, respectively, from December 31, 2018 and March 31, 2018.  For the first quarter of 2019, we added properties totaling $0.5 million, sold properties totaling $0.7 million, and recorded valuation adjustments totaling $0.2 million.

Average total deposits were $2.565 billion for the first quarter of 2019, an increase of $152.3 million, or 6.3% over the fourth quarter of 2018, and an increase of $108.6 million, or 4.4% over the first quarter of 2018.  The increase in average deposits compared to both prior periods reflected increases in all deposit types except money market accounts and certificates of deposit.  The seasonal influx of negotiated public NOW accounts has most likely peaked for this cycle, and is expected to gradually decline through the fourth quarter of 2019.

Deposit levels remain strong, and average core deposits continue to experience growth.  We monitor deposit rates on an ongoing basis and adjust if necessary, as a prudent pricing discipline remains the key to managing our mix of deposits.

Average borrowings decreased $5.8 million compared to the fourth quarter of 2018 and decreased $3.1 million compared to the first quarter of 2018.  Declines from both prior periods were primarily due to payoffs of FHLB advances.

Shareowners’ equity was $309.0 million at March 31, 2019, compared to $302.6 million at December 31, 2018 and $288.4 million at March 31, 2018.  Our leverage ratio was 10.53%, 10.89%, and 10.36%, respectively, on these dates.  Further, at March 31, 2019, our risk-adjusted capital ratio was 17.09% compared to 17.13% and 17.05% at December 31, 2018 and March 31, 2018, respectively.  Our common equity tier 1 ratio was 13.62% at March 31, 2019, compared to 13.58% at December 31, 2018 and 13.44% at March 31, 2018.  At March 31, 2019, each of our regulatory capital ratios exceeded the threshold to be designated as “well-capitalized” under the Basel III capital standards.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest publicly traded financial holding companies headquartered in Florida and has approximately $3.0 billion in assets.  We provide a full range of banking services, including traditional deposit and credit services, mortgage banking, asset management, trust, merchant services, bankcards and securities brokerage services.  Our bank subsidiary, Capital City Bank, was founded in 1895 and now has 59 banking offices and 73 ATMs in Florida, Georgia and Alabama.  For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially.  The following factors, among others, could cause our actual results to differ: the accuracy of the our financial statement estimates and assumptions; legislative or regulatory changes, including the Dodd-Frank Act, Basel III, and the ability to repay and qualified mortgage standards; fluctuations in inflation, interest rates, or monetary policies; the effects of security breaches and computer viruses that may affect our computer systems or fraud related to debit card products; changes in consumer spending and savings habits; our growth and profitability; the strength of the U.S. economy and the local economies where we conduct operations; the effects of a non-diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing, including the long-term impact on our net interest margin from the repeal of Regulation Q; negative publicity and the impact on our reputation; technological changes, especially changes that allow out of market competitors to compete in our markets; changes in accounting; and our ability to manage the risks involved in the foregoing.  Additional factors can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and our other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov).  Forward-looking statements in this Press Release speak only as of the date of the Press Release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

USE OF NON-GAAP FINANCIAL MEASURES

We present a tangible common equity ratio and a tangible book value per diluted share that removes the effect of goodwill resulting from merger and acquisition activity.  We believe these measures are useful to investors because it allows investors to more easily compare our capital adequacy to other companies in the industry.

The GAAP to non-GAAP reconciliations are provided below.

(Dollars in Thousands, except per share data)		Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
Shareowners' Equity (GAAP)		$308,986	$302,587	$298,016	$293,571	$288,360
Less: Goodwill (GAAP)		84,811	84,811	84,811	84,811	84,811
Tangible Shareowners' Equity (non-GAAP)	A	224,175	217,776	213,205	208,760	203,549
Total Assets (GAAP)		3,052,051	2,959,183	2,819,190	2,880,278	2,924,832
Less: Goodwill (GAAP)		84,811	84,811	84,811	84,811	84,811
Tangible Assets (non-GAAP)	B	$2,967,240	$2,874,372	$2,734,379	$2,795,467	$2,840,021
Tangible Common Equity Ratio (non-GAAP)	A/B	7.56%	7.58%	7.80%	7.47%	7.17%
Actual Diluted Shares Outstanding (GAAP)	C	16,840,496	16,808,542	17,127,846	17,114,380	17,088,419
Tangible Book Value per Diluted Share (non-GAAP)	A/C	$13.31	$12.96	$12.45	$12.20	$11.91

CAPITAL CITY BANK GROUP, INC.
EARNINGS HIGHLIGHTS
Unaudited

	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018
EARNINGS
Net Income	$6,436	$8,458	$5,773
Diluted Net Income Per Share	$0.38	$0.50	$0.34
PERFORMANCE
Return on Average Assets	0.87%	1.18%	0.81%
Return on Average Equity	8.49%	11.10%	8.14%
Net Interest Margin	3.75%	3.81%	3.43%
Noninterest Income as % of Operating Revenue	33.51%	35.22%	36.44%
Efficiency Ratio	75.01%	70.21%	81.07%
CAPITAL ADEQUACY
Tier 1 Capital	16.34%	16.36%	16.31%
Total Capital	17.09%	17.13%	17.05%
Tangible Common Equity (1)	7.56%	7.58%	7.17%
Leverage	10.53%	10.89%	10.36%
Common Equity Tier 1	13.62%	13.58%	13.44%
Equity to Assets	10.12%	10.23%	9.86%
ASSET QUALITY
Allowance as % of Non-Performing Loans	279.77%	206.79%	181.26%
Allowance as a % of Loans	0.78%	0.80%	0.80%
Net Charge-Offs as % of Average Loans	0.20%	0.10%	0.20%
Nonperforming Assets as % of Loans and OREO	0.39%	0.51%	0.64%
Nonperforming Assets as % of Total Assets	0.23%	0.31%	0.36%
STOCK PERFORMANCE
High	$25.87	$26.95	$26.50
Low	21.04	19.92	22.80
Close	$21.78	$23.21	$24.75
Average Daily Trading Volume	18,407	21,455	21,061

(1) Tangible common equity ratio is a non-GAAP financial measure. For additional information, including a reconciliation to GAAP, refer to page 3.

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
Unaudited

	2019	2018
(Dollars in thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
ASSETS
Cash and Due From Banks	$49,501	$62,032	$48,423	$56,573	$47,804
Funds Sold and Interest Bearing Deposits	304,213	213,968	26,839	107,066	250,821
Total Cash and Cash Equivalents	353,714	276,000	75,262	163,639	298,625

Investment Securities Available for Sale	429,016	446,157	484,243	493,662	471,836
Investment Securities Held to Maturity	226,179	217,320	227,923	236,764	225,552
Total Investment Securities	655,195	663,477	712,166	730,426	697,388

Loans Held for Sale	4,557	6,869	8,297	8,246	4,845

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	238,942	233,689	239,044	222,406	198,775
Real Estate - Construction	87,123	89,527	87,672	88,169	80,236
Real Estate - Commercial	615,129	602,061	596,391	575,993	551,309
Real Estate - Residential	338,574	334,197	333,896	320,296	307,050
Real Estate - Home Equity	209,194	210,111	212,942	218,851	223,994
Consumer	296,351	295,040	294,040	285,599	284,356
Other Loans	10,430	8,018	8,167	11,648	14,988
Overdrafts	1,362	1,582	1,602	1,513	1,187
Total Loans, Net of Unearned Interest	1,797,105	1,774,225	1,773,754	1,724,475	1,661,895
Allowance for Loan Losses	(14,120)	(14,210)	(14,219)	(13,563)	(13,258)
Loans, Net	1,782,985	1,760,015	1,759,535	1,710,912	1,648,637

Premises and Equipment, Net	86,846	87,190	89,567	90,000	90,939
Goodwill	84,811	84,811	84,811	84,811	84,811
Other Real Estate Owned	1,902	2,229	2,720	3,373	3,330
Other Assets	82,041	78,592	86,832	88,871	96,257
Total Other Assets	255,600	252,822	263,930	267,055	275,337

Total Assets	$3,052,051	$2,959,183	$2,819,190	$2,880,278	$2,924,832

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$995,853	$947,858	$934,146	$937,241	$890,482
NOW Accounts	887,453	867,209	713,967	778,131	859,704
Money Market Accounts	244,628	237,739	254,099	257,965	257,422
Regular Savings Accounts	372,414	358,306	352,508	354,156	353,996
Certificates of Deposit	116,946	120,744	126,496	131,697	137,280
Total Deposits	2,617,294	2,531,856	2,381,216	2,459,190	2,498,884

Short-Term Borrowings	8,983	13,541	16,644	7,021	4,893
Subordinated Notes Payable	52,887	52,887	52,887	52,887	52,887
Other Long-Term Borrowings	7,661	8,568	12,456	12,897	13,333
Other Liabilities	56,240	49,744	57,971	54,712	66,475

Total Liabilities	2,743,065	2,656,596	2,521,174	2,586,707	2,636,472

SHAREOWNERS' EQUITY
Common Stock	168	167	171	171	171
Additional Paid-In Capital	31,929	31,058	38,325	37,932	37,343
Retained Earnings	304,763	300,177	293,254	288,800	283,990
Accumulated Other Comprehensive Loss, Net of Tax	(27,874)	(28,815)	(33,734)	(33,332)	(33,144)

Total Shareowners' Equity	308,986	302,587	298,016	293,571	288,360

Total Liabilities and Shareowners' Equity	$3,052,051	$2,959,183	$2,819,190	$2,880,278	$2,924,832

OTHER BALANCE SHEET DATA
Earning Assets	$2,761,070	$2,658,539	$2,521,056	$2,570,213	$2,614,949
Interest Bearing Liabilities	1,690,972	1,658,994	1,529,057	1,594,754	1,679,515

Book Value Per Diluted Share	$18.35	$18.00	$17.40	$17.15	$16.87
Tangible Book Value Per Diluted Share(1)	13.31	12.96	12.45	12.20	11.91

Actual Basic Shares Outstanding	16,812	16,748	17,059	17,056	17,044
Actual Diluted Shares Outstanding	16,840	16,809	17,128	17,114	17,088

(1) Tangible book value per diluted share is a non-GAAP financial measure. For additional information, including a reconciliation to GAAP, refer to page 3.

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited

	2019	2018
(Dollars in thousands, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

INTEREST INCOME
Interest and Fees on Loans	$22,616	$22,431	$21,618	$20,533	$19,535
Investment Securities	3,513	3,478	3,472	3,156	2,762
Funds Sold	1,593	461	302	730	917
Total Interest Income	27,722	26,370	25,392	24,419	23,214

INTEREST EXPENSE
Deposits	2,099	1,312	1,068	995	868
Short-Term Borrowings	35	53	41	8	8
Subordinated Notes Payable	608	572	568	552	475
Other Long-Term Borrowings	72	85	92	94	100
Total Interest Expense	2,814	2,022	1,769	1,649	1,451
Net Interest Income	24,908	24,348	23,623	22,770	21,763
Provision for Loan Losses	767	457	904	815	745
Net Interest Income after Provision for Loan Losses	24,141	23,891	22,719	21,955	21,018

NONINTEREST INCOME
Deposit Fees	4,775	5,172	5,207	4,842	4,872
Bank Card Fees	2,855	2,830	2,828	2,909	2,811
Wealth Management Fees	2,323	2,320	2,181	2,037	2,173
Mortgage Banking Fees	993	1,129	1,343	1,206	1,057
Other	1,606	1,787	1,749	1,548	1,564
Total Noninterest Income	12,552	13,238	13,308	12,542	12,477

NONINTEREST EXPENSE
Compensation	16,349	16,322	15,891	15,797	15,911
Occupancy, Net	4,509	4,804	4,645	4,503	4,551
Other Real Estate, Net	363	(1,663)	347	248	626
Other	6,977	7,042	7,816	7,845	6,818
Total Noninterest Expense	28,198	26,505	28,699	28,393	27,906

OPERATING PROFIT	8,495	10,624	7,328	6,104	5,589
Income Tax (Benefit) Expense	2,059	2,166	1,338	101	(184)
NET INCOME	$6,436	$8,458	$5,990	$6,003	$5,773

PER SHARE DATA
Basic Net Income	$0.38	$0.50	$0.35	$0.35	$0.34
Diluted Net Income	0.38	0.50	0.35	0.35	0.34
Cash Dividend	$0.11	$0.09	$0.09	$0.07	$0.07
AVERAGE SHARES
Basic	16,791	16,989	17,056	17,045	17,028
Diluted	16,819	17,050	17,125	17,104	17,073

CAPITAL CITY BANK GROUP, INC.
ALLOWANCE FOR LOAN LOSSES
AND RISK ELEMENT ASSETS
Unaudited

	2019	2018
(Dollars in thousands, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$14,210	$14,219	$13,563	$13,258	$13,307
Provision for Loan Losses	767	457	904	815	745
Net Charge-Offs	857	466	248	510	794
Balance at End of Period	$14,120	$14,210	$14,219	$13,563	$13,258
As a % of Loans	0.78%	0.80%	0.80%	0.78%	0.80%
As a % of Nonperforming Loans	279.77%	206.79%	207.06%	236.25%	181.26%

CHARGE-OFFS
Commercial, Financial and Agricultural	$95	$53	$268	$141	$182
Real Estate - Construction	-	-	-	-	7
Real Estate - Commercial	155	-	25	-	290
Real Estate - Residential	264	111	106	456	107
Real Estate - Home Equity	52	106	112	157.00	158
Consumer	795	728	463	509	695
Total Charge-Offs	$1,361	$998	$974	$1,263	$1,439

RECOVERIES
Commercial, Financial and Agricultural	$74	$128	$78	$87	$166
Real Estate - Construction	-	25	-	-	1.00
Real Estate - Commercial	70	13	222	15	123
Real Estate - Residential	44	106	107	346	84
Real Estate - Home Equity	32	61	47	22	61
Consumer	284	199	272	283	210
Total Recoveries	$504	$532	$726	$753	$645

NET CHARGE-OFFS	$857	$466	$248	$510	$794

Net Charge-Offs as a % of Average Loans (1)	0.20%	0.10%	0.06%	0.12%	0.20%

RISK ELEMENT ASSETS
Nonaccruing Loans	$5,047	$6,872	$6,867	$5,741	$7,314
Other Real Estate Owned	1,902	2,229	2,720	3,373	3,330
Total Nonperforming Assets	$6,949	$9,101	$9,587	$9,114	$10,644

Past Due Loans 30-89 Days	$4,682	$4,757	$3,684	$3,472	$4,268
Past Due Loans 90 Days or More	-	-	126	-	-
Classified Loans	22,219	22,888	27,039	29,583	31,709
Performing Troubled Debt Restructuring's	$20,791	$22,084	$28,661	$29,981	$31,472

Nonperforming Loans as a % of Loans	0.28%	0.39%	0.39%	0.33%	0.44%
Nonperforming Assets as a % of Loans and Other Real Estate	0.39%	0.51%	0.54%	0.52%	0.64%
Nonperforming Assets as a % of Total Assets	0.23%	0.31%	0.34%	0.32%	0.36%

(1) Annualized

CAPITAL CITY BANK GROUP, INC.
AVERAGE BALANCE AND INTEREST RATES(1)
Unaudited

	First Quarter 2019			Fourth Quarter 2018			Third Quarter 2018			Second Quarter 2018			First Quarter 2018
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS:
Loans, Net of Unearned Interest	$1,780,406	$22,718	5.18%	$1,785,570	$22,556	5.01%	$1,747,093	$21,733	4.94%	$1,691,287	20,625	4.89%	$1,647,612	$19,636	4.83%

Investment Securities
Taxable Investment Securities	618,127	3,387	2.20	637,735	3,325	2.08	663,639	3,290	1.98	643,516	2,945	1.83	619,137	2,523	1.64
Tax-Exempt Investment Securities	40,575	158	1.56	50,362	193	1.54	60,952	229	1.50	72,478	266	1.47	84,800	318	1.50

Total Investment Securities	658,702	3,545	2.16	688,097	3,518	2.04	724,591	3,519	1.94	715,994	3,211	1.79	703,937	2,841	1.62

Funds Sold	265,694	1,593	2.43	80,815	461	2.26	63,608	302	1.88	158,725	730	1.84	240,916	917	1.54

Total Earning Assets	2,704,802	$27,856	4.17%	2,554,482	$26,535	4.12%	2,535,292	$25,554	4.00%	2,566,006	$24,566	3.84%	2,592,465	$23,394	3.66%

Cash and Due From Banks	53,848			52,344			49,493			50,364			52,711
Allowance for Loan Losses	(14,347)			(14,642)			(14,146)			(13,521)			(13,651)
Other Assets	252,208			257,061			256,285			258,255			260,595

Total Assets	$2,996,511			$2,849,245			$2,826,924			$2,861,104			$2,892,120

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$884,277	$1,755	0.80%	$739,225	$995	0.53%	$733,255	$773	0.42%	$790,335	$725	0.37%	$863,175	$659	0.31%
Money Market Accounts	239,516	247	0.42	248,486	216	0.34	254,440	190	0.30	255,143	166	0.26	246,576	103	0.17
Savings Accounts	364,783	44	0.05	356,723	44	0.05	352,833	43	0.05	351,664	43	0.05	343,987	42	0.05
Time Deposits	118,839	53	0.18	123,193	57	0.18	129,927	62	0.19	134,171	61	0.18	140,359	64	0.18
Total Interest Bearing Deposits	1,607,415	2,099	0.53%	1,467,627	1,312	0.37%	1,470,455	1,068	0.30%	1,531,313	995	0.27%	1,594,097	868	0.23%

Short-Term Borrowings	11,378	35	1.26%	15,424	53	1.36%	12,949	41	1.24%	6,633	8	0.49%	8,869	8	0.37%
Subordinated Notes Payable	52,887	608	4.60	52,887	572	4.23	52,887	568	4.20	52,887	552	4.13	52,887	475	3.60
Other Long-Term Borrowings	8,199	72	3.55	9,918	85	3.40	12,729	92	2.87	13,151	94	2.88	13,787	100	2.93

Total Interest Bearing Liabilities	1,679,879	$2,814	0.68%	1,545,856	$2,022	0.54%	1,549,020	$1,769	0.47%	1,603,984	$1,649	0.43%	1,669,640	$1,451	0.37%

Noninterest Bearing Deposits	957,300			944,748			921,817			900,643			862,009
Other Liabilities	52,070			56,445			58,330			64,671			72,969

Total Liabilities	2,689,249			2,547,049			2,529,167			2,569,298			2,604,618

SHAREOWNERS' EQUITY:	307,262			302,196			297,757			291,806			287,502

Total Liabilities and Shareowners' Equity	$2,996,511			$2,849,245			$2,826,924			$2,861,104			$2,892,120

Interest Rate Spread		$25,042	3.49%		$24,513	3.58%		$23,785	3.53%		$22,917	3.41%		$21,943	3.29%

Interest Income and Rate Earned(1)		27,856	4.17		26,535	4.12		25,554	4.00		24,566	3.84		23,394	3.66
Interest Expense and Rate Paid(2)		2,814	0.42		2,022	0.31		1,769	0.28		1,649	0.26		1,451	0.23

Net Interest Margin		$25,042	3.75%		$24,513	3.81%		$23,785	3.72%		$22,917	3.58%		$21,943	3.43%

(1) Interest and average rates are calculated on a tax-equivalent basis using a 25% Federal tax rate.
(2) Rate calculated based on average earning assets.